Item 77(Q)(1)(b)

TEXT OF PROPOSALS DESCRIBED IN SUB-ITEM 77D

Redmont Resolute Fund I and Redmont Resolute Fund II

Recently,  the  Board  of  Trustees  of  Financial  Investors  Trust  approved  proposals  to  change  each

Fund’s  Principal  Investment  Strategies  as  described  herein.   These  changes  are  expected  to  be

effective   on   or   about   August   31,   2013.     Highland   Associates,   Inc.   (the   “Adviser”),   the

investment  adviser  to  each  Fund,  expects  that  each  Fund’s  portfolio  will  begin  transitioning  in accordance with the new strategies shortly thereafter.

Each  Fund  currently pursues  its  objective  primarily by allocating its  assets  among  (i)  investment sub-advisers  (the  "Sub-Advisers")  who  manage  alternative  or  hedging  investment  strategies  and

(ii)  other  open-end  investment  companies,  registered  under  the  Investment  Company  Act  of

1940,  as  amended  (the  "1940  Act")  that  use  alternative  or  hedging  strategies.   Each  Fund  may

also  invest  in  closed-end  funds,  exchange-traded  funds  and  exchange-traded  notes,  which  also

provide  exposure  to  hedging  or  alternative  strategies.   Collectively,  the  open-end  funds,  closed-

end  funds  exchange-traded  funds  and  exchange-traded  notes  in  which  the  Fund  may  invest  are referred to as "Underlying Funds.”

Effective  on  or  about  August  31,  2013,  in  addition  to  allocating  its  assets  among  Sub-Advisers and  Underlying  Funds  as  described  above,  it  is  expected  that  each  Fund  will  also  pursue  its

investment   objective   by  investing  directly  in   derivatives,   principally  total   return   swaps   on

reference   pools   of   securities   which   may   be   managed   by   unaffiliated   parties   (“Underlying

Pools”), for the purposes  of seeking economic exposure to alternative or hedging strategies.   The

three   primary   approaches   to   achieve   exposure   to   alternative   or   hedging   strategies   will   be

collectively referred to as the "Underlying Investment Strategies" of each Fund.

The hedging or alternative strategies to which each Fund's Underlying Investment Strategies will seek  to  provide  exposure  may include,  among  other  techniques,  the  use  of  short  selling,  options,

futures, derivatives or similar instruments.  Alternative investment strategies may include, among others,  long/short,  market  neutral  and  arbitrage  strategies;  commodities  or  commodity-linked investments; leverage; derivatives; distressed securities; and other  investment techniques that  are

expected  to  achieve  the  Fund's  investment  objective.   These  strategies  are  common  hedge  fund-

type   strategies   and   may   attempt   to   exploit   disparities   or   inefficiencies   in   the   markets,

geographical  areas,  and  companies;  take  advantage  of  security  mispricings  or  anticipated  price movements; and/or benefit from cyclical themes or special situations or events (such as spin-offs

or  reorganizations).    Through  its  use  of  the  Underlying  Investment  Strategies,  each  Fund  is expected  to  generally  seek  to  maintain  its  current  net  equity  exposure  range  of  between  ten percent (10%) to sixty percent (60%) of net assets.

The  Adviser  will  continue  to  determine  the  allocation  of  each  Fund's  assets  among  the  various

Underlying  Investment  Strategies.  In  selecting  and  weighting  investment  options,  the  Adviser will seek to identify Underlying  Investment Strategies  which, based on the  investment styles and historical  performance  of  the  associated  managers,  have  the  potential,  in  the  opinion  of  the

Adviser,  to  perform  independently  of  each  other  and  achieve  positive  risk-adjusted  returns  in various  market  cycles.  This  is  referred  to  as  "low  correlation."  The  degree  of  correlation  of  any an  Underlying  Investment  Strategy  will,  with  other  investment  strategies  and  the  market  as  a whole,  vary  as  a  result  of  market  conditions  and  other  factors,  and  some  Underlying  Investment

Strategies  will  have  a  greater  degree  of  correlation  with  each  other  and  with  the  market  than others.  By  allocating  its  assets  among  a  number  of  investment  options,  each  Fund  seeks  to provide  exposure  to  a  broad  array  of  assets  with  less  risk  and  lower  volatility  than  if  the  Fund utilized a single Manager or a single strategy approach.

Swap Contracts

Swap  contracts,  such  as  total  return  swaps,  are  contracts  between  a  Fund  and,  typically,  a brokerage  firm  or  other  financial  institution  (the  swap  counterparty)  for  periods  ranging  from  a

few  days  to  multiple  years.   In  a  basic  swap  transaction,  a  Fund  agrees  with  its  counterparty  to exchange  the  returns  (or  differentials  in  rates  of  return)  earned  or  realized  on  a  particular

“notional amount” of underlying instruments.  The notional amount is the set amount selected by the  parties  as  the  basis  on  which  to  calculate  the  obligations  that  they  have  agreed  to  exchange.

The  parties  typically  do  not  actually  exchange  the  notional  amount.    Instead,  they  agree  to

exchange  the  returns  that  would  be  earned  or  realized  if  the  notional  amount  were  invested  in

certain  reference  assets.    In  a  total  return  swap,  a  Fund  and  the  swap  counterparty  agree  to

“swap”  the  total  return  (including  typically,  income  and  capital  gains  distributions,  principal prepayment,  credit  losses,  etc.)  of  an  underlying  reference  asset  (such  as  an  index,  security  or underlying pool of securities) in exchange for a regular payment, at a floating rate, at a fixed rate,

or the total rate of return on another financial instrument.  It is expected that a Fund may, through such a total return swap, seek to access the returns of a single or multiple Underlying Pool(s) that use  a  single  manager  or  multiple  managers  to  execute  strategies  which  the  Adviser  deems  to  be

consistent  with  the   Fund’s  investment  objective  and  principal  investment  strategies.     Each

Underlying  Pool  typically  invests  according  to  the  alternative  or  hedging  investment  strategies described above.